Exhibit 10.12

WAREHOUSING, FULFILLMENT AND LOGISTIC SERVICES AGREEMENT

THIS WAREHOUSING, FULFILLMENT AND LOGISTIC SERVICES AGREEMENT (“Agreement”), dated as of January 01, 2024 (“Effective Date”), is entered into by and between ARMSTRONG LOGISTICS INC, a California corporation doing business as Armlogi (“Armlogi”), and the undersigned Customer as the sole Parties to this Agreement.

RECITALS:

A.	Customer is in the business of selling and/or manufacturing certain Products;

B.	Armlogi provides to various retailers, manufacturers and other users for direct-to-customer order fulfillment services, pursuant to which Armlogi provides storage, picking, packing and shipping products to the retailer’s customers;

C.	Customer desires to utilize Armlogi’s services which Armlogi desires to provide services to Customer, subject to the terms and conditions of this Agreement; now, therefore,

IN CONSIDERATION of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1. APPOINTMENT

Customer hereby engages Armlogi to provide, and Armlogi hereby agrees to provide the Services (as defined below) to the Customer for the duration of the Term and the Renewal Term described in and subject to the terms, condition, and provisions set forth in this Agreement and the Exhibits referenced herein.

2. TERM

2.1 Term. The initial term of this Agreement commences on the Effective Date and continues through the last day of the next month following the Effective Date (“Term”). The Term shall automatically renew and be extended, and the provisions hereof shall continue to be effective, for additional successive one (1) month terms unless and until terminated.

3. SERVICES PROVIDED

3.1 Services. Armlogi shall provide, or cause to be provided from third parties at no cost to Customer, the services set forth below (collectively, “Services”):

a)	Receipt of Product shipments from the Customer for fulfillment of third- party (“End-User”) orders from Customer;

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b)	Storage facilities for the Inventory in warehousing facilities (“Warehouse”).

c)	Pick and package the Products from the available Inventory, and ship such Products directly to the End-User upon notification by the Customer utilizing appropriate packaging material (e.g., bubble wrap, boxes with void fill, etc.) at its discretion unless otherwise specified by the Customer.

d)	Upon request by the Customer, Armlogi will include a Customer packing slip, and/or other Customer marketing materials concerning the Product, to be provided by Customer to Armlogi at its Warehouse or other agreed facility.

e)	Process, package, and ship all Product orders in accordance with Armlogi Policies as may be amended from time to time, and as may be further specified in Exhibit A.

f)	Maintain monthly ledger summaries of all orders shipped and received, available upon request by the Customer. Such information shall be maintained on an information system selected by Armlogi.

g)	Facilitate any Product returns from the End-User to the Customer.

h)	In addition to the above-described Services, Armlogi may perform any additional services, including special projects, that the Customer desires Armlogi to perform, as more fully described on the attached Exhibit A or as they may agree in writing.

4. CUSTOMER PERFORMANCE

4.1 Compliance with Laws Covenant. Customer covenants and agrees that it shall at all times comply with all laws applicable to this Agreement and its obligations under this Agreement, including the Customer’s sale of the Products to End-Users. Without limiting the generality of the foregoing, the Customer shall, at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the sale of the Products; and not engage in any activity or transaction involving the Products, by way of shipment, use or otherwise, that violates any law or regulation.

5. COMPENSATION AND REIMBURSEMENT FOR SERVICES

5.1 Armlogi Fees. The Customer agrees to pay Armlogi for the Services in the amounts described on the attached Exhibit A unless modified by written agreement of the Parties.

5.2 < ✓> Invoicing and Payment. Armlogi shall send invoices for its Services and sums properly due and payable to Armlogi to the Customer by electronic mail, which shall be immediately paid by Customer’s credit card or prepaid account arranged with Armlogi. Customer shall at all times during the Term hereof provide written authorization to its bank, lender, or credit facility permit immediate payment to Armlogi on demand.

<     > Invoicing and Payment. The account requires to reload $   /    USD (or above) when the balance is below $   /   USD

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5.3 Product Invoicing. Any and all fees due for the cost of the Product shall be paid directly by the End-User to the Customer. Under no circumstances shall Armlogi accept, receive or otherwise be held responsible for payments from an End-User made in exchange for the Product.

5.5 The Customer needs to ensure that the amount received in the bank account of the Armlogi is exactly the same as the bill amount, and the relevant bank charges are borne by the Customer.

6. REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and. Warranties. Each Party represents and warrants to the other that:

a)	it is duly organized, validly existing and in good standing in the jurisdiction of its formation;

b)	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

c)	it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

d)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of such Party;

e)	when executed and delivered by both Parties this Agreement shall constitute the legal, valid and binding obligation of each Party, enforceable in accordance with its terms; and

f)	to the best of such Party’s actual knowledge, the execution, delivery and performance of this Agreement will not violate, conflict with, require consent under or result in any breach or default under:

g)	any of the organizational documents relating to such Party; or applicable law.

7. TITLE, RISK OF LOSS AND INSURANCE

7.1 Title. Customer hereby agrees that at no time during the period that Products, including goods consigned by third parties to Customer (collectively “Customer’s Inventory”), are held by Armlogi as Customer’s Inventory in the Warehouse will Armlogi hold title, or any other rights of ownership therein. Title in Customer’s Inventory will continue to be held by Customer until such time as the Products are delivered to the End-User or returned to Customer.

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7.2 Risk of Loss. Customer hereby agrees that at no time during the period that Products are held by Armlogi as Customer’s Inventory in the Warehouse will Armlogi bear the risk of loss in the Inventory. Risk of Loss to Customer’s Inventory will continue to be borne by Customer until such time as the Products are delivered to the End-User or returned to Customer. Customer hereby waives any claim for loss or damage to Customer’s Inventory which is not occasioned or caused by the gross negligence of Armlogi.

7.3 Insurance. Customer hereby agrees that it is Customer’s responsibility, at all times, to maintain an insurance policy that covers the cost of the Products held in Customer’s Inventory. Customer shall add Armlogi an additional insured Warehouse and the Warehouse location as a designated storage location to Customer’s general inventory insurance policy which shall contain waiver of subrogation provisions satisfactory to Armlogi.

7.4 No Insurance. Customer may choose not to insure the Customer Inventory, in which case Armlogi shall not, be liable for any loss or damage to the inventory stored at Armlogi facilities absent its gross negligence.

8. CUSTOMER’S ACCOUNT

8.1 Customer’s Account. In order to create an account with Armlogi, Customer will provide Armlogi with identifying information, a password, Customer information and information about the Products (“Registration Information”). Customer agrees to provide accurate Registration Information and will promptly update such Registration Information as necessary, but in no event later than 30 days after any applicable change. Upon Armlogi’s acceptance of Customer’s request to register for an account (“Account”), Customer will be sent validation and activation instructions. Access to, and use of, the Account is restricted to authorized users only. Customer agrees not to share the following: password(s), Account information, or Account access information. Customer is responsible for maintaining the confidentiality of password(s) and Account information, and is responsible for all activities that occur under Customer’s password(s) or Account(s) or as a result of access to the Account(s). Customer shall notify Armlogi immediately of any unauthorized use of the Account. Armlogi shall not be liable for any unauthorized use of the Account. Through the Account, Customer will select various Services, in addition to or in conformance with Exhibit A. Armlogi will not be liable for any shipping rate errors due to inaccurate or incomplete Customer information in the Account.

8.2 Services Available Through the Account. Subject to Customer’s compliance with this Agreement, Armlogi shall perform the Services described in this Agreement as selected and authorized by Customer in the Account, and described on Exhibit A attached hereto. Customer may order Services through the Account (“Armlogi Services Orders”). All Armlogi Services Orders are deemed incorporated into, and governed by, this Agreement. By using the services, Customer acknowledges and agrees that Armlogi is a broker of third-party warehouse and shipping services; accepting shipments from, and making shipments to, third parties. Armlogi is an independent contractor for all purposes, and only acts as the agent of Customer with respect to Armlogi’s custody of the Products in its Customer Inventory.

8.3 Account Balances. Any invoices Armlogi sends to Customer in accordance with Section 5 of this Agreement shall be based on any balance accrued in the Customer’s Account. “3rd Party Fees” are the fees for postage, shipping and any third-party fees (including, but not limited to carrier fees, shipping fees, rates of duty, international brokerage charges, freight charges, insurance premiums or other charges given during Customer’s use of Services) ordered through the Account and any special or additional fees assessed against the Account as permitted in this Agreement. The 3rd party fees for Services are billed during the month in which the Services are performed, but such 3rd Party Fees are subject to change due to circumstances beyond Armlogi’s control. Customer agrees and acknowledges that should Customer change Account billing plans during or at the end of any month, the previous pricing plan may no longer be available. All other fees for the Services listed on Exhibit A to this Agreement, including Pick & Pack, Storage, Special Requests, Hourly Rates, etc., will be billed on the 1st and 15th day of the month following the conclusion of the month for which such Services were provided, or an Account Balance has accrued.

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8.4 Armlogi Services Estimates. Quotes for 3rd party fees are for informational purposes only and are subject to change without Notice and shall not under any circumstances be binding upon Armlogi. Quotations accepted through Armlogi’s online interface are estimates based on the information available at the time made. The final rates and service fees may vary based upon the shipment actually tendered, the work actually performed, or a number of factors such as carrier shipping prices, the actual characteristics of the Products, the delivery location, among other variations occurring in the ordinary course of business.

8.5 Currency Fluctuations. Armlogi reserves the right to adjust its pricing for the Services in response to currency fluctuations, including but not limited to, currency conversion rate changes, conversion fee changes, and/or discount rate changes. All dollar amounts stated in this Agreement will be in US dollars unless otherwise specified.

8.6 Usage Fee Disputes. Should Customer disagree with any Usage Fees (other than carrier or third-party fees) invoiced or charged against the Account, Customer must submit written notice to Armlogi within 60 days of the fee being charged (“Dispute Period”). Armlogi will not review customer requests for Usage Fee adjustments that are received after the Dispute Period.

8.7 Liens. Armlogi shall have a security interest in all Products in Inventory and on the proceeds thereof to secure the payment of all Usage Fees and 3rd Party Fees as well as any reasonable expenses incurred by Armlogi for the preservation of the Inventory or its sale. In connection therewith, Customer hereby acknowledges that the Agreement shall be deemed a security agreement within the meaning of the Uniform Commercial Code and:

a)	grants to Armlogi a security interest in all Inventory and the proceeds thereof to secure the payment of the User Fees and fees for Services,

b)	consents to and grants to Armlogi the right to deliver, record and/or file any documentation required under applicable laws and regulations to perfect such security interest (“Security Documents”);

c)	appoints Armlogi as its attorney in fact to execute and file Security Documents on its behalf so long as this Agreement remains in effect; and,

d)	irrevocably waives any requirements for its signature on any Security Document filed or recorded by Armlogi under this Section 8.7.

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8.8 Account Balance Disputes. If Armlogi becomes aware of, or is notified of, a dispute relating to the Account Balance, then Armlogi will promptly review the dispute. Within 5 days after the resolution of the dispute, Armlogi will forward a bill for outstanding amounts due, or will credit the Account Balance accordingly, if appropriate.

8.9 Abandoned Account and Liquidation. If Customer’s Usage Fees or 3rd Party Fees remain unpaid for a period greater than 30 days, then Armlogi reserves the right, at its sole discretion to reclassify Customer’s Account as an “Abandoned Account.” Additionally, any Account that remains unpaid for greater than 60 days will automatically be deemed an Abandoned Account. Upon an Account becoming an Abandoned Account, Customer immediately forfeits all rights of ownership of such Customer’s Inventory. Inventory will become immediately and irrevocably unavailable to Customer, and liquidation proceedings would begin. Customer agrees the Inventory would be free and clear of liability, and that Customer assumes any liability therefore. Customer has no rights to any liquidation proceeds arising from an Abandoned Account and would remain liable for any pending Usage Fees and 3rd Party Fees above and beyond the liquidation proceeds.

8.10 Termination of the Account. Upon termination of this Agreement, the Account will be inaccessible to Customer, and all activity will be suspended. Armlogi reserves the right to place an Account on hold for a number of reasons, including but not limited to the following:

a)	Account Balance remaining unpaid within 30 days of receipt of invoice;

b)	suspicious activity on or through the Account;

c)	if anyone using the Account uses abusive language or otherwise threatens Armlogi or its staff;

d)	to allow time to resolve or investigate a third party complaint of a violation of this Agreement;

e)	to allow time for investigation or resolution of an unauthorized transaction, customer complaint, dispute or accusation; and,

f)	to allow time for Armlogi to comply with any extraordinary support requests.

8.11 Termination Without Cause. Either Party may terminate this Agreement without cause upon delivery to the other of a written Notice of Termination which shall be effective as of the last day of the following month, unless and until earlier terminated by written agreement of the Parties. Any Customer Inventory that remains in Armlogi’s inventory at the expiration of the Termination Notice Period will be shipped to Customer at the address on file and, if address is not on file, the billing address on Customer’s credit card, at Customer’s expense. If no address is available or no balance is available to pay for shipment back to the Customer, Armlogi will liquidate the Product inventory in accordance with an Abandoned Account and apply the proceeds thereof to the cost of liquidation and any balance owed to Armlogi by Customer.

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8.12 Termination Upon Breach by Customer. If Customer is in breach of any of the terms of this Agreement, Armlogi may close, put on hold, or limit access to the Account or the Services. Without limiting any of the remedies under law or equity, Armlogi may also take any actions available, including, without limitation, any of the following:

a)	contact End-Users who have received Products, contact Customer’s bank or credit card issuer, and warn other users, law enforcement, or impacted third parties of Customer’s actions;

b)	refuse to provide the Services in the future;

c)	hold Account funds and Inventory for up to 180 days if reasonably needed to protect against the risk of liability; and

d)	take any available legal action.

8.13 Closing Accounts. Customer may close the Account for any reason, upon giving Armlogi 30 day’s prior written Notice. Merchandise will be returned at a rate of $0.50 per item.

9. ARMLOGI INTELLECTUAL PROPERTY RIGHTS

9.1 Armlogi Property. For purposes of this Agreement, “Armlogi Property” shall mean: (a) Armlogi’s methodology for the provision of the Services; (b) intellectual property of any kind and description in which Armlogi or its affiliates has any right, title or interest; and, (b) Armlogi’s Confidential Information. Armlogi hereby retains all worldwide right, title and interest in and to the Armlogi Property. Any rights not expressly granted herein to the Armlogi Property shall be retained by Armlogi. Customer acknowledges that all right, title and interest to the Armlogi Property is owned by Armlogi and, except during such period of time this Agreement is in full force and effect, Customer shall have no rights in or to any Armlogi Property and no license, transfer or rights therein is implied by this Agreement of the conduct of Armlogi in respect of Customer.

9.2 Additional Restrictions. Other than as permitted herein, Customer shall not (and shall not permit others), directly or indirectly, to modify, to translate, to decompile, to disassemble, or to reverse engineer any part of the Armlogi Property, or otherwise to attempt to discern the functioning or operation of the website or the Services; or to copy, to rent, to lease, to distribute, or to otherwise transfer any of the rights Customer receives hereunder. For clarity, all page headers, custom graphics, button icons, and scripts are service marks, trademarks, and/or trade dress of Armlogi and Customer shall not copy, imitate, or use them without Armlogi’s express prior written consent. Customer may use HTML logos provided by Armlogi through Services, auction tools features or affiliate programs without prior written consent solely for the purpose of directing web traffic to Armlogi.com. Customer shall not alter, modify or change such HTML logos in any way, use them in a manner that is disparaging or otherwise adverse to Armlogi or the Services, or display them in any manner that implies Armlogi’s sponsorship or endorsement. Customer shall not (and shall not permit others to): (i) use any robot, spider, scraper or other automated means to access Armlogi’s website or Services for any purpose without Armlogi’s express written permission; (ii) interfere or attempt to interfere with the proper working of Armlogi’s website or any activities conducted on the website; or, (iii) bypass any measures Armlogi may use to prevent or restrict access to Armlogi’s website or the Services.

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9.3 Client Property. No Confidential Information obtained by Armlogi from Customer shall become Armlogi Property. All materials provided by Customer shall be deemed “Client Property” for purposes of this Agreement. Customer grants Armlogi a non-exclusive license to the Client Property solely as needed to provide the Services.

9.4 Data Security. The Services are currently provided from the United States. Registration Information, Account data, information and other data (“Data”) is currently stored and processed in the United States. Armlogi has implemented and will maintain appropriate physical, electronic, and managerial procedures intended to protect against the loss, misuse, unauthorized access, alteration or disclosure. These measures include encryption of Data during transmission of the Service and encryption of backups of Data and authentication credentials at rest. Armlogi will use reasonable efforts to promptly notify Customer of any unauthorized Account access to, or use of, Data that comes to Armlogi’s attention. Customer agrees to immediately notify Armlogi of any suspected security breach at info@Armlogi.com, followed by contacting Armlogi customer support.

9.5 Third Party Software. Any third-party software application Customer uses on the Armlogi website, to connect to the Services, or related to the Services (“Third Party Software”) is solely subject to any third-party software provider software licenses. Armlogi does not own, control or have any responsibility or liability for any Third-Party Software.

10. CONFIDENTIAL INFORMATION

10.1 Scope. From time to time during the Term, either Party (“Discloser”) may disclose or make available to the other Party (“Recipient”) Confidential Information, whether orally or in written, electronic or other form, whether or not marked, designated or otherwise identified as “confidential.” For purposes of this Agreement, “Confidential Information” includes all industrial and other intellectual property rights comprising or relating to:

a)	all patents (including all reissues, divisional, Provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models);

b)	all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world;

c)	all rights in and to internet domain names, registered by any authorized private registrar or another governmental authority, web addresses, web pages, website and URLs;

d)	all rights in and to works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; and,

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e)	all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein information about its business affairs, goods and services; third-party confidential information and other sensitive or proprietary information.

10.2 Exclusion. Information that is subject to one of the following exclusions shall not be Confidential Information:

a)	information that is or becomes generally available to and known by the public;

b)	information that is or becomes available to the Recipient on a non- confidential basis from a third-party source;

c)	information published or otherwise made known to the public by Discloser;

d)	information that was generated independently without reference to the Discloser’s Confidential Information; or,

e)	information that is required to be disclosed under a court order or pursuant to any applicable governmental rule, regulation or statute, provided that Recipient provide Discloser with prior written Notice of such disclosure, (as permitted by law) and the timing for response set forth in the request.

10.3 Protection of Confidential Information. Recipient shall protect and safeguard the confidentiality of Discloser’s Confidential Information with at least the same degree of care as Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; not use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and not disclose any such Confidential Information to any Person, except: (i) to Recipient’s representatives who need to know the Confidential Information to assist Recipient, or act on its behalf, to exercise its rights or perform its obligations under this Agreement; or, (ii) pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction, provided that Recipient shall first provide Discloser with: prompt Notice of such requirement so that Discloser may seek, at its sole cost and expense, a protective order or other remedy; and, (b) reasonable assistance, at Discloser’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. The Recipient shall be responsible for any breach of this Section 10.3 caused by any of its representatives. The provisions of this Section 10.3 shall survive termination or expiration of this Agreement for any reason for a period of 5 year after such termination or expiration. Each party acknowledges that breach of this provision would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party will be entitled to seek injunctive relief to enforce the provisions of this Section 10.3.

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10.4 Return or Destruction. Other than transactional information that is retained in the ordinary course of Armlogi’s business, each party shall either promptly return all Confidential Information, or confirm that such Confidential Information has been destroyed promptly after receipt of written request from the other party or upon termination of this Agreement.

10.5 Aggregate Use. Subject to the terms and conditions of this Agreement, Customer hereby acknowledges and agrees that Armlogi may compile aggregate results from all of, or a selection of Customer’s use of the Services, provided that Armlogi shall not disclose any information that would individually identify Customer (“Aggregate Information”). Such Aggregate Information shall be deemed to be Armlogi’s Confidential Information. Customer also hereby agrees that Armlogi may review and use Customer’s individual use of the Services in order to provide Services to Customer, to evaluate Armlogi’s provision of the Services, and to improve Armlogi’s service offerings.

11. INDEMNITY

11.1 Customer Indemnification. Customer shall indemnify, defend and hold harmless Armlogi and its representatives/officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of investigation and enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party or End-User (collectively, “Losses”), arising out, relating to or resulting from Customer’s breach of its obligations to Armlogi under this Agreement as well as any claim of a third party whatsoever, including but not limited to matters arising from or alleging: breach or non-fulfillment of any representation, warranty or covenant under/representation or warranty set forth in this Agreement by Customer;

a)	any negligent or more culpable act or omission of Customer (including gross negligence, recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement or to End-User;

b)	any bodily injury, death of any person or damage to real or tangible personal property caused by acts or omissions of Customer;

c)	the acts or omissions (including, without limitation, any negligence or willful misconduct) of any third party whether or not selected by or retained by Armlogi;

d)	any failure by Customer to substantially comply with an applicable Food and Drug Administration (FDA) or other governmental requirement; or,

e)	any failure by Customer to comply with any applicable state, federal or international laws;

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12. DISCLAIMERS

12.1 AS IS. ARMLOGI’S OBLIGATIONS UNDER THIS AGREEMENT AND THE ATTACHED EXHIBITS (INCLUDING THE USE OF ARMLOGI’S WEB SITE) ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. ARMLOGI EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT FOR THE SERVICES, ARMLOGI’S WEB SITE AND ANY THIRD PARTY SERVICES. THE USE OF SERVICES, ARMLOGI WEB SITE, OR THIRD PARTY SERVICES IS AT CUSTOMER’S RISK.

12.2 No Continuous Access. Armlogi does not guarantee continuous, uninterrupted or secure access to the Service. Operation of the Services may be interfered with by numerous factors outside of Armlogi’s control. However, Armlogi will make reasonable efforts to process requests for receiving or shipping merchandise in a timely manner but Armlogi makes no representations or warranties regarding the amount of time needed to complete processing because the Service is dependent upon many factors outside of its control.

13. LIMITATION ON ARMLOGI LIABILITY

13.1 NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES THIRD PARTY LIABILITY. EXCEPT FOR LIABILITY FOR INDEMNIFICATION AND LIABILITY FOR BREACH OF CONFIDENTIALITY, NEITHER ARMLOGI NOR ITS REPRESENTATIVES IS LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, OR DAMAGES FOR LOSS, LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY CUSTOMER OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY ARMLOGI, OR COULD HAVE BEEN REASONABLY FORESEEN BY ARMLOGI, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. OTHER THAN AS SET FORTH BELOW, IN NO EVENT SHALL ARMLOGI’S LIABILITY UNDER THIS AGREEMENT EXCEED THE MONIES PAID OR PAYABLE BY CUSTOMER TO ARMLOGI EXCLUDING CARRIER FEES OR OTHER THIRD-PARTY FEES (“DAMAGES CAP”). ARMLOGI MUST BE NOTIFIED WITHIN FIVE (5) DAYS AFTER ANY UNAUTHORIZED TRANSACTION OR CUSTOMER WAIVES ALL DAMAGES FROM ARMLOGI.

13.2 EXCLUSIVE REMEDY. THE PROVISIONS OF THIS AGREEMENT PROVIDE CUSTOMER’S EXCLUSIVE REMEDY AGAINST ARMLOGI FOR ANY CLAIM OR CAUSE OF ACTION WHATSOEVER RELATING TO LOSS, DAMAGE AND/OR DESTRUCTION OF INVENTORY AND SHALL APPLY TO ALL CLAIMS INCLUDING INVENTORY SHORTAGE AND MYSTERIOUS DISAPPEARANCE CLAIMS UNLESS PROVEN BY AFFIRMATIVE EVIDENCE THAT ARMLOGI CONVERTED THE INVENTORY TO ITS OWN USE. CUSTOMER HEREBY WAIVES ANY RIGHTS TO RELY UPON ANY PRESUMPTION OF CONVERSION IMPOSED BY LAW.

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13.3 INVENTORY COUNT INACCURACIES. IN THE EVENT OF INVENTORY LOSS DUE TO INVENTORY COUNT INACCURACIES, INACCURATE INVENTORY COUNTS DURING RECEIVING OR INVENTORY COUNT INACCURACIES AT ANY TIME THAT ARMLOGI IS IN POSSESSION OF INVENTORY FOR WHICH THE CLAUSES ABOVE IS DETERMINED TO BE INAPPLICABLE AND ARMLOGI IS HELD LEGALLY LIABLE, CUSTOMER AGREES THAT IT WILL BE CONSIDERED AN “INVENTORY LOSS” AND ARMLOGI’S LIABILITY SHALL BE LIMITED AS STATED ABOVE. IN NO EVENT SHALL ARMLOGI BE LIABLE FOR ANY LOST SALES REVENUE FROM THE INVENTORY LOSS DUE TO INVENTORY COUNT INACCURACIES.

13.4 PROJECTS. IN THE EVENT OF A LOSS DUE TO A PROJECT DEFINED AS AN HOURLY OR PIECE WORK DONE ON EXPECTED OR HELD INVENTORY (“SPECIAL PROJECT”), CUSTOMER AGREES AND ACKNOWLEDGE’S THAT ARMLOGI’S LIABILITY SHALL BE LIMITED TO THE HOURLY CHARGE CUSTOMER PAID TO ARMLOGI FOR THE PROJECT.

14. GENERAL PROVISIONS.

14.1 Entire Agreement. This Agreement, including and together with any related Exhibits, invoices and Armlogi Services Orders constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

14.2 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision shall be modified to the extent necessary to make such provision valid and enforceable and the remaining provisions of this Agreement shall remain in effect and enforceable in accordance with their terms.

14.3 No Waiver. Failure or delay of Armlogi to exercise a right or power under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of a right or power preclude any other future exercise thereof.

14.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address designated from time to time. Unless otherwise agreed herein, all Notices to Customer must be delivered by email listed in the Account, personal delivery, nationally recognized overnight courier or certified or registered mail to the address listed in the Account. Except as otherwise provided in this Agreement, a Notice is effective only: (a) on receipt by the receiving Party; and, (b) if the Party giving the Notice has complied with the requirements of this Section. Notwithstanding the foregoing, legal notices to Armlogi must be sent by postal mail to:

The Law Office of Edward G. Operini

Attention: Armstrong Logistics Inc.

201 S Mission Dr. San Gabriel, California 91776

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14.5 Assignment. Customer may not transfer or assign any rights or obligations under this Agreement without Armlogi’s prior written consent. Any attempted assignment without that consent will be void. Armlogi reserves the right to transfer or assign this Agreement or any right or obligation under this Agreement at any time. Subject to the foregoing provisions of this Section, this Agreement shall be binding on and inure to the benefit of the parties’ successors and assigns.

14.6 Conflict of Terms. If there is a conflict between this Agreement and the terms on any air waybill, bill of lading or other transit documentation set forth by the contracted carrier, the carrier’s terms will control. If not stated within the carrier’s terms, this Agreement shallcontrol.

14.7 Attorneys’ Fees and Costs. Armlogi shall have the right to collect from Customer any reasonable costs and/or attorneys’ fees incurred in enforcing this Agreement.

14.8 Governing Law and Venue. This Agreement and performance by the Parties hereunder shall be construed in accordance with the applicable laws of the State of California without regard to conflicts of laws provisions thereof, or, as appropriate, federal laws of the United States. Any action or proceeding arising from or relating to these terms must be brought in a federal or state court in Denver County, California except as set forth in Paragraph 14.9 below The Parties consent to the exclusive jurisdiction of, and venue in, the state and federal courts within Denver County, California. Notwithstanding the foregoing, Armlogi may seek injunctive or other equitable relief to protect Armlogi’s intellectual property rights in any court of competent jurisdiction.

14.9 Mandatory Mediation and Arbitration of Disputes. Except for disputes relating to payment for the Services or as otherwise expressly provided in this Agreement, all disputes arising under this Agreement, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, or otherwise from use of or access to Armlogi’s website or the Services, shall be determined by arbitration in the State of California, Denver County (using the English language), before one arbitrator. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party. Prior to the commencement of any proceeding for resolution of a dispute under this Agreement, the Parties covenant and agree that they will participate in mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Any party seeking dispute resolution shall send a demand for mediation to the other party. The date of the demand shall constitute a submission to mediation. If the dispute is not resolved within 30 days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the administration of the arbitration shall proceed forthwith. The mediation may continue, if the Parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a Party from seeking provisional remedies in aid of the arbitration from a court of appropriate jurisdiction, and the Parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

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14.10 Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). Customer’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions or Customer actions or contract disputes will not excuse performance by Customer under this Section. Customer shall give Armlogi prompt written Notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. Customer shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. If requested by Armlogi, Customer shall, within 30 days of such request, provide adequate assurances that a Force Majeure Event will not exceed 30 days. The rights granted to Customer with respect to excused delays under this Section are intended to limit Customer’s rights under theories of force majeure, commercial impracticability, impracticability or impossibility of performance, or failure of presupposed conditions or otherwise, including any rights arising under the California Uniform Commercial Code or any similar statute or regulation.

“Customer”

Signature
Position:
Company Name:	KIMBERLY TENNECO INC
Address:	17890 CASTLETON ST STE 373 ROWLAND HEIGHTS, CA 91748
Tel:	626-759-3942
Date:	January 1, 2024

“Armlogi”

Signature
Position:	CEO
Company Name:	ARMSTRONG LOGISTICS INC
Address:	20301 E. Walnut Dr. N Walnut, CA 91789
Tel:	001-660-234-4412
Date:	January 1, 2024

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EXHIBIT A

Armlogi Pricing

See Attached Schedule 1

I acknowledge and agree to the Pricing displayed in Schedule 1. _____________________

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